UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 17, 2019

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company	58-0690070
(A Delaware Corporation)
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
(404) 506-5000

1-6468	Georgia Power Company	58-0257110
(A Georgia Corporation)
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
(404) 506-6526

The names and addresses of the registrants have not changed since the last report.

This combined Form 8-K is filed separately by two registrants: The Southern Company and Georgia Power Company. Information contained herein relating to each registrant is filed by each registrant solely on its own behalf. Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
The Southern Company	Common Stock, par value $5 per share	SO	New York Stock Exchange
The Southern Company	Series 2015A 6.25% Junior Subordinated Notes due 2075	SOJA	New York Stock Exchange
The Southern Company	Series 2016A 5.25% Junior Subordinated Notes due 2076	SOJB	New York Stock Exchange
The Southern Company	Series 2017B 5.25% Junior Subordinated Notes due 2077	SOJC	New York Stock Exchange
The Southern Company	2019 Series A Corporate Units	SOLN	New York Stock Exchange
Georgia Power Company	Series 2017A 5.00% Junior Subordinated Notes due 2077	GPJA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). (Response applicable to each registrant)
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01    Other Events.
On December 17, 2019, the Georgia Public Service Commission (“PSC”) voted to approve an alternate rate plan for Georgia Power Company (“Georgia Power”) effective January 1, 2020 and continuing through December 31, 2022 (the “2019 ARP”). The 2019 ARP reflects the settlement agreement (the “Settlement Agreement”) among Georgia Power and Kroger Co., Georgia Industrial Group, Georgia Association of Manufacturers and The Commercial Group, which was filed with the Georgia PSC on December 11, 2019 and was subsequently signed by the Metropolitan Atlanta Rapid Transit Authority and the City of Atlanta.
Under the 2019 ARP, Georgia Power will increase its rates on January 1, 2020 and annually for 2021 and 2022 as detailed below based on compliance filings to be made at least 90 days prior to the effective date. For rate setting purposes, coal combustion residual asset retirement obligations will be recovered through the Environmental Compliance Cost Recovery (“ECCR”) tariff and the full weighted average cost of capital will be applied to the under recovered balance. Georgia Power will recover estimated increases through its existing tariffs as follows:

Tariff	2020	2021	2022
	(in millions)
Traditional Base	$0	$120	$192
ECCR	318	55	184
Demand Side Management	12	1	1
Municipal Franchise Fee	12	4	9
Total*	$342	$181	$386
*Totals may not add due to rounding.
Further, under the 2019 ARP, Georgia Power’s retail return on equity (“ROE”) will be set at 10.50%, and earnings will be evaluated against a retail ROE range of 9.50% to 12.00%. The Georgia PSC also approved an increase in the equity ratio to 56% from 55%. Any retail earnings above 12.00% will be shared, with 40% being applied to reduce regulatory assets, 40% directly refunded to customers and the remaining 20% retained by Georgia Power. There will be no recovery of any earnings shortfall below 9.50% on an actual basis. However, if at any time during the term of the 2019 ARP, Georgia Power projects that its retail earnings will be below 9.50% for any calendar year, it could petition the Georgia PSC for implementation of the Interim Cost Recovery (“ICR”) tariff to adjust Georgia Power’s retail rates to achieve a 9.50% ROE. The Georgia PSC would have 90 days to rule on Georgia Power’s request. The ICR tariff would expire at the earlier of January 1, 2023 or the end of the calendar year in which the ICR tariff becomes effective. In lieu of requesting implementation of an ICR tariff, or if the Georgia PSC chooses not to implement the ICR tariff, Georgia Power may file a full rate case.
Additionally, the Georgia PSC decided that, pursuant to the sharing mechanism approved in the Alternate Rate Plan for Georgia Power for the years 2014 through 2016 and subsequently extended through 2019 whereby two-thirds of any earnings above the top of the allowed ROE range are shared with Georgia Power’s customers, (1) Georgia Power will use 50% (approximately $51 million) of the customer share of earnings above the band in 2018 to reduce regulatory assets and 50% (approximately $51 million) will be refunded to customers in 2020 and (2) Georgia Power will forgo its share of 2019 earnings expected to be in excess of the earnings band so that 50% of all earnings over the 2019 band will be refunded to customers and 50% will be used to reduce regulatory assets.
Except as provided above, Georgia Power will not file for a general base rate increase while the 2019 ARP is in effect. Georgia Power is required to file a general rate case by July 1, 2022, in response to which the Georgia PSC would be expected to determine whether the 2019 ARP should be continued, modified or discontinued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2019	THE SOUTHERN COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

GEORGIA POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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